Exhibit 10.19

Serena Software, Inc.
February 11, 2007
Jeremy Burton
Dear Jeremy:

At the request of the Board of Directors of Serena Software, Inc. (“Serena”), we are pleased to extend an offer to you for the position of President and Chief Executive Officer of Serena. In addition, upon nomination and election pursuant to Serena’s corporate governance requirements, you will become a director of Serena’s Board of Directors.

This letter confirms our offer of employment to you. The terms of your employment include the following:
Your base salary will be $21,875.00 gross before withholding taxes and voluntary deductions; paid twice monthly, on or about the 15th and 30th of each month.

You will be eligible to receive an annual cash incentive bonus based on a target bonus of 100% of your base salary at 100% achievement of our annual EBITA target. The annual cash incentive plan will be structured to provide for a bonus payout of 200% of your target bonus at 115% achievement of the annual EBITA target. The annual cash incentive bonus will be guaranteed at 100% for FY 2008, provided that your employment with Serena continues on an uninterrupted basis through the fiscal year. The details of your annual cash incentive plan will be documented separately.

You will be paid a sign-on bonus of $200,000 within two (2) weeks of commencing your employment with Serena. This bonus payment will be subject to applicable payroll deductions and tax withholdings.
Subject to approval by Serena’s Board of Directors, you will be granted an option to purchase 2,500,000 shares of Serena’s common stock under Serena’s 2006 Stock Incentive Plan, of which 65% (1,625,000 shares) will be pursuant to the

serena.com	Serena Software, Inc. Corporate Offices 2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F

Serena Software, Inc

terms of Serena’s Time/Performance Option Agreement (vesting based on achievement of EBITA Targets over Fiscal Years 2008 through 2112) and 35% (875,000 shares) will be pursuant to the terms of Serena’s Time Option Agreement (25% vesting on first anniversary and  1/48th vesting each month thereafter). The exercise price of the option will be equal to the fair market value of Serena’s common stock on the date of grant, as determined by Serena’s Compensation Committee. We have provided you with copies of the 2006 Stock Incentive Plan, the standard forms of Time/Performance Option Agreement and Time Option Agreement, and the Management Stockholders Agreement.

In the event your employment is terminated by Serena without Cause or by you for Good Reason within the first twenty-four (24) months of your employment with Serena, you will be entitled to the following severance benefits: (i) continuation of your base salary for a period of twenty-four (24) months following the termination of your employment, payable over such period in accordance with usual and customary payroll practices, (ii) payment of your annual target bonus over a two fiscal year period beginning with the fiscal year in which your employment terminates, payable promptly following each such fiscal year, and (iii) continuation of your health coverage through the reimbursement of premiums under COBRA and, if COBRA coverage is no longer available, a comparable health plan, for a period of twenty-four (24) months following the termination of your employment. These severance benefits will be contingent upon your execution of a customary release of claims in favor of Serena and its affiliates and compliance with certain restrictive covenants, including customary non-competition and non-solicitation arrangements covering the duration of the salary continuation period. The definitions of “Cause” and “Good Reason” are set forth in Serena’s 2006 Stock Incentive Plan.

You will be eligible to participate in Serena’s Employee Benefits Plans, which include vacation, health care, life insurance and a 401(k) plan.
You will be required to execute Serena’s Code of Conduct, Confidentiality and Assignment of Inventions Agreement and Arbitration Agreement on or before your first day of work.
Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate the employment relationship with or without cause or notice. This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

serena.com	Serena Software, Inc. Corporate Offices 2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F

Serena Software, Inc

This written offer constitutes all conditions and agreements made and supersedes any previous verbal commitments. The terms of this offer may only be changed by written agreement, although the company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

Please contact me to indicate your response to this offer. Upon your acceptance, return the signed original to me and retain a copy for your records. This employment offer will expire on February 15, 2007.

Your experience and talents will be a strong addition to our company. We are excited about you joining our team and look forward to your contribution. Please call me with any questions you may have.
Regards,
Sincerely,
/s/ Michael Capellas
Michael Capellas
Acting President and Chief Executive Officer

I accept this offer and expect to start my employment as soon as reasonably practicable. No person has made any promises, representations, inducements or offers to encourage me to join the company other than the terms set forth above. I understand this offer is confidential and not for distribution.

Accepted: /s/ Jeremy Burton Jeremy Burton
Date: February 11, 2007

serena.com	Serena Software, Inc. Corporate Offices 2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F